Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 8th, 2007 by and among Southern Management Acquisition Corp., a Delaware corporation (“Buyer”), Southern Management Corporation, a South Carolina corporation (the “Company”), Southern Finance of Tennessee, Inc., a Tennessee corporation, Covington Credit of Texas, Inc., a Texas corporation, Covington Credit, Inc., an Oklahoma corporation, Covington Credit of Alabama, Inc., an Alabama corporation, Covington Credit of Georgia, Inc., a Georgia corporation, Southern Finance of South Carolina, Inc., a South Carolina corporation, Quick Credit Corporation, a South Carolina corporation, (together with the Company, “Sellers”), Thaxton Group, Inc., a South Carolina corporation (“Thaxton Group”), Thaxton Investment Corporation, a South Carolina corporation (“Thaxton Investment”) and, solely for purposes of Sections 6(b) and 13(m), Regional Holdings I Corp., a Delaware corporation (“Guarantor”). Certain capitalized terms used herein but not defined elsewhere in the text of this Agreement are defined in Article I below.

RECITALS

WHEREAS, Sellers desire to sell to Buyer, and Buyer desire to purchase and acquire from Sellers, the Acquired Assets in accordance with and subject to the terms and conditions set forth in this Agreement;

WHEREAS, as part of this purchase, Buyer is willing to assume the Assumed Liabilities;

WHEREAS, on October 17, 2003 (the “Petition Date”), Thaxton Group and certain of its Affiliates, including all Sellers, except for Covington Credit of Alabama, Inc., filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in jointly-administered Case Nos. 03-13182 through 03-13213 (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and since the Petition Date Sellers continued to own and manage their properties as a debtor in possession pursuant to 11 U.S.C. §§ 1107(a) and 1108;

WHEREAS, on April 16, 2007, Sellers emerged from bankruptcy in accordance with the Second Amended and Restated Joint Consolidated Plan of Reorganization of Thaxton Group, Inc. and its Affiliates Debtors and Debtors-in-Possession Proposed by Thaxton Group and its Affiliate Debtors and the Official Committee of Unsecured Creditors that was confirmed by an order dated April 3, 2007; and

WHEREAS, the Acquired Assets will be sold and the Assumed Liabilities will be assumed pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

1. DEFINITIONS; INTERPRETATION.

(a) Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified below:

“Accounts” has the meaning ascribed to it in Section 2(a)(i).

“Acquired Assets” has the meaning ascribed to it in Section 2(a).

“Acquired Branch Offices” means all of Sellers’ Branch Offices including those listed on Schedule 1(a).

“Affiliate” means, with respect to any Person, (i) a spouse or member of the immediate family of such Person, (ii) any member, manager, director, officer or partner of such Person, (iii) any corporation, partnership, business, association, limited liability company, firm or other entity of which such Person is a member, manager, director, officer or partner, and (iv) any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such first Person.

“Agreement” has the meaning ascribed to it in the preamble to this Asset Purchase Agreement.

“Assumed Contracts” means all contracts in effect between Sellers and third parties except for Excluded Contracts.

“Assumed Leases” means all leases of Leased Real Property.

“Assumed Liabilities” has the meaning ascribed to it in Section 2(c).

“Assumption Agreement” means that certain assignment and assumption agreement to be executed and delivered by the parties at Closing in substantially the form of Exhibit A attached hereto.

“Audited Financial Statements” has the meaning ascribed to it in Section 5(g).

“Balance Sheet” means the Consolidated balance sheet of Sellers, as of the Balance Sheet Date, included in the Financial Statements.

“Balance Sheet Date” means April 30, 2007.

“Bankruptcy Cases” has the meaning ascribed to it in the preamble to this Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the Petition Date.

“Bankruptcy Court” has the meaning ascribed to it in the preamble to this Agreement.

“Bankruptcy Order” means an order of the Bankruptcy Court which approves the sale, assignment and transfer of the Acquired Assets and Assumed Liabilities which order may be sought by agreement of the parties hereto.

“Bill of Sale” has the meaning ascribed to it in Section 4(b)(i).

“Branch Offices” means the branch office locations of Sellers located in Alabama, Georgia, Oklahoma, South Carolina, Tennessee and Texas.

“Business” means Sellers’ business of offering short-term small loans, related credit insurance products and ancillary products and offering income tax return preparation services and refund anticipation loans (through a third party bank), and all other business activities of Sellers.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Greenville, South Carolina are authorized or required by Law to be closed.

“Buyer” has the meaning ascribed to it in the preamble to this Agreement.

“Buyer’s Closing Documents” has the meaning ascribed to it in Section 4(c).

“Buyer’s Knowledge” means the actual knowledge after due inquiry of David Perez, Erik A. Scott, Ellery W. Roberts, Richard A. Godley, Thomas F. Fortin, Bob Barry, Eric Anderson, and Glynn Quattlebaum.

“CERCLA” the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §. 9601 et seq.

“Closing” shall have the meaning ascribed to it in Section 4(a).

“Closing Date” shall have the meaning ascribed to it in Section 4(a).

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Confidentiality Agreements” shall have the meaning ascribed to it in Section 13(d).

“Consolidated” as it applies to Sellers, the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, after eliminating all intercompany items.

“Constituent of Concern” any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB, airborne mysote, mold spores, or similar substance, the handling, storage, treatment or exposure of or to which is subject to regulation under any Environmental Law.

“Corporate Office” means the headquarters of Sellers located at 101 N. Main Street, Suite 400, Greenville, South Carolina 29601.

“Customer” means any borrower, co-borrower or guarantor with respect to any Account.

“Customer Contracts” any promissory note, retail installment sales agreement or other evidence of consumer indebtedness payable to any Seller evidencing a consumer credit transaction made or purchased by any Seller and any related security instrument, credit insurance agreement and/or other agreement or instrument related to such consumer loan.

“Customer Contracts Books and Records” means (i) all information, in whatever form maintained (and if maintained electronically, then with the relevant electronic file layout), about the Customer Contracts, (ii) original files related to the Customer Contracts, (iii) documents used to underwrite customer loan applications and other customer credit transaction applications, and materials explaining all definitions and setting forth the calculations used in such documents, (iv) copies of underwriting and collection policies and procedures, (v) all collection and other customer service notes and other customer historical information with respect to the Customer Contracts, (vi) all marketing materials used to solicit the Customer Contracts and (vii) all statistical reports in the files of Sellers that reflect results of marketing efforts or performance of the loans underlying the Customer Contracts, including, without limitation, monthly management information reports for the Customer Contracts.

“Damages” any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses); provided, however, any calculation of Damages shall be offset by any accompanying benefit.

“Debt” means all obligations for borrowed money.

“Deposit” shall have the meaning ascribed to it in Section 3(a).

“Effective Time” shall have the meaning ascribed to it in Section 4(a).

“Employee Transfer Date” shall have the meaning ascribed to it in Section 7(b).

“Employee Offeree” shall have the meaning ascribed to it in Section 7(b).

“Environment” means any land surface or subsurface strata, soil, surface water, groundwater, sediment and ambient air (including indoor air).

“Environmental Claims” any claim; litigation; demand; action; cause of action; suit; loss; cost, including reasonable attorneys’ fees and expert’s fees; Damages; punitive damage; fine, penalty, expense, liability, judgment, governmental investigation; notification of status of being potentially responsible for investigation or clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law; proceeding; consent or administrative order, agreement or decree; Lien; whether threatened, sought, brought or imposed that is related to or arises in whole or in part, under any Environmental Law. The term “Environmental Claim” also includes, without limitation, any Environmental Claims incurred in testing related to or resulting from any of the foregoing.

“Environmental Condition” a condition with respect to the Environment that has resulted or could result in Damages to any Seller.

“Environmental Law” means all applicable Laws, Environmental Permits and similar items of any Governmental Authority relating to the protection of public health, or the Environment, including, without limitation, (i) CERCLA, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts and (ii) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Constituent of Concern.

“Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company prior to the Closing would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning ascribed to it in Section 2(b).

“Excluded Contracts” has the meaning ascribed to it in Section 2(b)(v).

“Financial Statements” has the meaning ascribed to it in Section 5(g).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

“Governmental Authority” means any agency, board, bureau, commission, department, legislature, instrumentality or administration of the United States, a foreign country or any state, provincial, territorial, municipal, county, local or other governmental entity in the United States or a foreign country.

“Governmental Permits” means all licenses, permits, approvals, consents, certificates, waivers, exemptions, orders, registrations, certificates, variances and other authorizations from any and all Governmental Authorities.

“Guarantor” has the meaning ascribed to it in the preamble to this Agreement.

“HSR Act”: means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor Law, and the rules and regulations issued pursuant thereto.

“Insurance Policy”: the insurance policy issued by the Insurance Policy Issuer, as contemplated by the Non-Binding Indication Letter attached hereto as Exhibit B.

“Insurance Policy Issuer”: American International Specialty Lines Insurance Company, or replacement insurance carrier reasonably acceptable to Buyer.

“Intellectual Property”: includes trademarks, trademark rights, service marks, service mark rights, tradenames, tradename rights, copyrights, works of authorship, inventions, patents, trade secrets, proprietary information, customer lists and related identifying information, computer software (including all source code and object code), firmware, all world wide web or other internet addresses, sites and domain names, all databases and data collections and all rights therein, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Intellectual Property Right”: all Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Law” means any law, statute, regulation, rule, code, ordinance, decree or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” has the meaning ascribed to it in Section 5(f).

“Liability” means any liability, obligation, judgment, damage, charge, cost, fee, expense, loss, debt and indebtedness of any kind and nature, absolute or contingent, liquidated or unliquidated, in Law, equity or otherwise.

“Licensed Software” means licensed software used in connection with the conduct of the Business.

“Lien” means, with respect to any asset or property of any character, any mortgage, pledge, security interest, lien (including any mechanics or materialmen lien, tax lien, shipper or warehousemen lien or customs lien), right of first refusal, option or other right to acquire, transfer for security, conditional sale agreement, title retention agreement, or other like encumbrance pertaining to or affecting such asset or property, whether voluntary or involuntary and whether arising by Law, contract or otherwise.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is materially adverse (i) to the Acquired Assets, the Business, liabilities, condition (financial or other), or results of operations, considered as a whole, other than general economic conditions and other factors that are not specific to Sellers but rather impact Sellers’ industry generally, or (ii) to Sellers’ ability to perform hereunder or under any Transaction Document; provided, however, that (A) the commencement and conduct of the Bankruptcy Cases and (B) the usual and ordinary consequences of the filing by a debtor of a bankruptcy case contemplating a reorganization or liquidation of the debtor’s assets, shall not, individually or in the aggregate, be deemed to constitute a Material Adverse Effect.

“Material Contract” means a contract requiring the payment of money by Sellers in excess of $25,000.

“New Disclosure” has the meaning ascribed to it in Section 8(w).

“Ordinary Course of Business” means the ordinary course of business of Sellers consistent with their past custom and practice, provided that actions taken by Sellers as contemplated by this Agreement, or in the Bankruptcy Cases, shall not be deemed for any purposes of this Agreement to constitute actions not in the Ordinary Course of Business.

“OSHA” the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

“Parties” means Buyer, Sellers, Thaxton Group and Thaxton Investment.

“Person” means any individual, corporation, partnership, proprietorship, joint venture, limited liability company, association, joint-stock company, business or statutory trust, unincorporated organization, Governmental Authority, or other entity, organization or institution of any type whatsoever.

“Plans” has the meaning ascribed to it in Section 5(m).

“Petition Date” has the meaning ascribed to it in the preamble to this Agreement.

“Post-Closing Tax Period”: any Tax period (or portion thereof) that is not a Pre-Closing Tax Period.

“Pre-Closing Tax Period”: any Tax period (or portion thereof) ending on or before the Closing Date.

“Purchase Price” has the meaning ascribed to it in Section 3(a).

“Receivables Amount” means the aggregate sum as of the Effective Time of the outstanding “Total of Payments” remaining due and payable in respect of the Accounts purchased by Buyer under this Agreement, determined in accordance with GAAP.

“Retained Liabilities” has the meaning ascribed to it in Section 2(d).

“Sellers” have the meaning ascribed to it in the preamble to this Agreement.

“Sellers’ Closing Documents” has the meaning ascribed to it in Section 4(b).

“Sellers’ Knowledge” means the actual knowledge of the following members of Sellers’ management after due inquiry: Robert R. Dunn, Chief Executive Officer; Roy C. Little, President; and Jim Cantley, Chief Financial Officer.

“Straddle Period”: any Tax period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, (i) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, import and other similar charges, imposed by any taxing authority, together with any related interest, penalties, or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, transfer, recording, escheat, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever.

“Tax Matter” has the meaning ascribed to it in Section 9(d).

“Tax Returns” means all returns, reports and forms required to be filed with a Governmental Authority with respect to Taxes.

“Thaxton Group” has the meaning ascribed to it in the preamble to this Agreement.

“Thaxton Investment” has the meaning ascribed to it in the preamble to this Agreement.

“Transaction Documents” means, collectively, Sellers’ Closing Documents and Buyer’s Closing Documents.

“Transitioned Employee” shall have the meaning ascribed to it in Section 7(b).

“Unaudited Financial Statements” has the meaning ascribed to it in Section 5(g).

(b) Interpretation. Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires and, as used herein, unless the context otherwise requires, the words “hereof,” “herein” and “hereunder,” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision hereof. The term “including” shall be deemed to mean “including, without limitation.” Accounting terms used herein shall have the meanings given to them by GAAP applied on a consistent basis by the Person to which they relate. As the context requires, references to the ‘parties’ or to ‘either party’ means Sellers, on the one hand, and Buyer, on the other hand. Unless otherwise expressly stated, all dollar amounts stated herein are in United States currency.

2. PURCHASE AND SALE AND RELATED MATTERS.

(a) Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, accept and acquire from Sellers all of Sellers’ right, title and interest as of the Effective Time in and to the assets relating to the Business (but excluding the Excluded Assets), including, but not limited to, the following (collectively, the “Acquired Assets”):

(i) all loan accounts, including, but not limited to, all charged off accounts (the “Accounts”), the Receivables Amount and all promissory notes, sales finance contracts and other instruments or agreements from which the Receivables Amount is derived, and all related documentation (including documents creating or perfecting security interests and Liens to secure the indebtedness due on the Accounts, guarantees and arbitration agreements), and all fees, charges and other sums owing on the Accounts;

(ii) all Customer Contracts Books and Records, including all original loan documents, folders, credit reports and analyses, records, financial information and computer generated information, and Sellers’ complete electronic database of payment histories related to the Accounts and the Receivables Amount;

(iii) all of Sellers’ rights as beneficiary under, and all other rights of Sellers in or to, all credit health, credit life, property, unemployment, and non-file insurance policies and car club memberships written in connection with the Accounts and all proceeds, refunds or benefits due thereon arising after the Effective Time and Sellers’ interest in the reserves related thereto;

(iv) all of the furniture, furnishings and equipment owned by Sellers located at the Corporate Office and Branch Offices, including those identified on Schedule 2(a)(iv)(A), and all automobiles owned by Sellers used in the Business including those identified on Schedule 2(a)(iv)(B);

(v) the Assumed Leases;

(vi) the Assumed Contracts (including all Licensed Software);

(vii) all regulatory deposits and lease deposits;

(viii) all Intellectual Property Rights;

(ix) all of the membership interests in ABS Acquisition, LLC (“ABS”) held by Thaxton Group and its Affiliates, (A) including the prepayment to ABS (which was reflected on the Balance Sheet as a receivable in the amount of approximately $34,500), (B) Thaxton Group’s interest, if any, in the Allied Business Systems Customer Agreement, dated August 24, 2005, between Allied Business Systems LLC and Southern Management Corp. and (C) Thaxton Group’s interest, if any, in the Computer Software Maintenance Agreement, dated August 24, 2005, between Allied Business Systems LLC and Southern Management Corp.; and

(x) subject to Section 8(o), all Sellers’ prepaid expenses.

(b) Excluded Assets. Notwithstanding anything to the contrary contained in Section 2(a) or any other provision of this Agreement, the Acquired Assets shall not include the following (the “Excluded Assets”):

(i) subject to Section 2(a)(vii), all cash and equivalents of cash, including securities or instruments issued by any Person; provided, however, (A) each Branch Office shall be left with $600 to open for business the day following the Closing; and (B) the deposits described in Section 2(a)(vii) will be transferred to, and inure to the benefit of, Buyer;

(ii) all Sellers’ rights to refunds, credits or similar items relating to Taxes prior to the Effective Time;

(iii) any asset relating to intercompany cash management transactions among Sellers and their Affiliates;

(iv) any claims, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment relating to the Excluded Assets or the Retained Liabilities;

(v) the contracts, agreements, insurance policies and similar items specifically set forth on Schedule 2(b)(v) (the “Excluded Contracts”) and any proceeds therefrom or refunds related thereto; and

(vi) all corporate minute books of Sellers and related corporate records of Sellers.

For the sake of clarity, Sellers have certain amounts contained on Sellers’ balance sheet relating to deferred tax assets, goodwill and other intangible assets. Because this is an asset deal, none of such financial items contained on Sellers’ balance sheet, as such, are being transferred to Buyer.

(c) Assumed Liabilities. As additional consideration for the Acquired Assets, Buyer agrees to assume the following liabilities and obligations of Sellers (collectively, the “Assumed Liabilities”), which, without limiting the generality of the foregoing, do not include any Retained Liabilities :

(i) the obligation to refund to borrowers unearned insurance premiums and interest in accordance with applicable state Law, as the case may be, in connection with the prepayment, renewal or charge-off of Accounts after the Effective Time;

(ii) all litigation, claims, investigations or similar matters arising in the Ordinary Course of Business, whether such litigation is based on pre-Effective Time or Post-Effective Time matters, including but not limited to, the litigation, claims and investigations set forth on Schedules 5(c), 5(k)(iii), 5(w), and 5(x)(ii), in each such case excluding any amounts covered by insurance (other than the Insurance Policy);

(iii) all liabilities arising from the sale of insurance products and car club memberships arising after the Effective Time (whether such liability is based on pre-Effective Time or Post-Effective Time matters), in each such case excluding any amounts covered by insurance (other than the Insurance Policy);

(iv) subject to the provisions of Section 8(i), all liabilities and obligations under Assumed Leases; and

(v) all liabilities and obligations under Assumed Contracts, including without limitation, Customer Contracts, whether such liabilities and obligations are based on pre-Effective Time or Post-Effective Time matters, in each such case excluding any amounts covered by insurance (other than the Insurance Policy).

Notwithstanding anything contained in this Section 2, the matters relating to employees set forth in Section 7, shall be handled as set forth in Section 7. In addition, the assumption of the specified liabilities hereunder by Buyer does not affect Sellers representations and warranties and Buyer’s remedies for any breach thereof.

(d) Retained Liabilities. Upon Closing, except for the Assumed Liabilities, Sellers shall retain and be liable for all liabilities and obligations of Sellers (contingent or otherwise) attributable to the conduct of the Business by Sellers prior to the Closing Date, including, without limitation, the following liabilities and obligations (collectively, the “Retained Liabilities”):

(i) all liabilities and obligations of Sellers arising out of or related to any Excluded Asset;

(ii) Taxes of any Seller for any Pre-Closing Tax Period or pre-Closing portion of the Straddle Period;

(iii) any liabilities that were or should have been asserted as claims in the Bankruptcy Cases;

(iv) any liabilities relating to intercompany claims among Sellers and their Affiliates; and

(v) all payables incurred in the Ordinary Course of Business prior to the Effective Time, regardless of when invoiced; provided, however, that this clause (v) does not include those payables relating to American National and Continental Car Club, as set forth in Sections 8(p) and 8(q).

3. PURCHASE PRICE.

(a) Purchase Price. Upon the execution of this Agreement, Buyer shall pay to Sellers an aggregate of $900,000 in cash by wire transfer to an account or accounts designated by Sellers (the “Deposit”). At Closing, and in consideration for the purchase of the Acquired Assets, Buyer shall (i) in addition to providing Seller full title and ownership of the Deposit free of any liens, claims or interests, pay to Sellers an aggregate of $89,100,000, in cash by wire transfer to an account or accounts designated by Sellers (the Deposit, the $89,100,000 and the amount referenced in Section 3(b) being collectively referred to herein as the “Purchase Price”), and (ii) assume the Assumed Liabilities. The Purchase Price shall be allocated among Sellers as set forth on Schedule 3(a).

(b) Increase in Purchase Price. At the Closing, Sellers shall receive an increase in Purchase Price equal to the sum of (i) the unpaid insurance retainage from American National relating to insurance products sold by Sellers through American National for each calendar month (up to a total of three calendar months, depending on when the Effective Time occurs) for which American National has not yet made a payment prior to the Effective Time, plus (ii) the commissions relating to Sellers’ sale of Continental Car Club memberships for the calendar month immediately preceding the Effective Time. The amounts payable under this Section 3(b) shall be calculated and paid at Closing as part of the Purchase Price. If and to the extent that the American National amounts payable pursuant to clause (i) have not yet been determined by American National for one or more calendar months, then the parties will negotiate in good faith to agree upon a binding estimate for any such month. Such binding estimate shall be based upon the methodologies used by American National in making its determinations, which the parties acknowledge may vary among individual insurance products, and will take into account the actual dollar amount of policies written during such periods, the applicable commission rates and the claims actually made during such periods.

4. CLOSING; CLOSING DOCUMENTS.

(a) Closing. The closing (“Closing”) of the transactions contemplated hereby shall take place at the offices of Nelson Mullins Riley & Scarborough, LLP, in Columbia, South Carolina, at the end of the calendar month immediately following the date on which the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 10 has occurred, or on such other date and at such other place agreed to by the Parties (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”). Closing shall be effective as of 12:01 a.m. (Eastern time) on the first Business Day following the Closing Date (the “Effective Time”).

(b) Deliveries by Sellers At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following documents (the “Sellers’ Closing Documents”):

(i) an executed counterpart of a bill of sale, substantially in the form of Exhibit D attached hereto (“Bill of Sale”);

(ii) an executed counterpart of the Assumption Agreement;

(iii) an executed copy of the Bankruptcy Order (if the Parties elect to seek one);

(iv) the certificate of Sellers required by Section 10(a)(i), dated the Closing Date, substantially in the form attached hereto as Exhibit E, duly executed by Sellers;

(v) a tax compliance certificate from the South Carolina Department of Revenue; and

(vi) such other endorsements, assignments, instruments or other documents as are contemplated by this Agreement or as are reasonably deemed necessary by Buyer or Buyer’s legal counsel.

(c) Deliveries by Buyer. At Closing, Buyer shall deliver to Sellers the following documents (the “Buyer’s Closing Documents”):

(i) the Purchase Price;

(ii) an executed counterpart of the Assumption Agreement;

(iii) the certificate of Buyer required by Section 10(b)(i), dated the Closing Date, substantially in the form attached hereto as Exhibit F duly executed by Buyer; and

(iv) such other endorsements, assignments, instruments or other documents as are contemplated by this Agreement or as reasonably deemed necessary by Sellers or Sellers’ legal counsel.

5. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers, jointly and severally, make the following representations and warranties to Buyer:

(a) Organization. Sellers are corporations duly incorporated, validly existing and in good standing under the Laws of the jurisdictions of their respective incorporations. Sellers have requisite corporate power and authority to own or lease their respective properties and assets (including the Acquired Assets) and to carry on the Business and to enter into this Agreement and each of the Transaction Documents to be entered into by Sellers and to carry out their obligations hereunder and thereunder. Sellers hold all state law licenses and make all state law registrations or notifications necessary to engage in the Business as required under state law. The execution, delivery and performance by Sellers of this Agreement and of each Transaction Document to be entered into by Sellers, and the consummation by Sellers of the transactions contemplated hereby and thereby, have been approved by all necessary corporate action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms. Each Transaction Document when required hereunder has been, or will have been, duly executed and delivered by the Seller party thereto and constitutes, or will constitute, the legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

(b) No Approvals; Conflict; Restrictive Documents.

(i) Except as disclosed on Schedule 5(b)(i), the execution, delivery and performance of this Agreement by Sellers and each of the Transaction Documents to which any Seller is a party will not (A) violate the articles or certificate of incorporation, as applicable, or bylaws of any Seller, (B) upon the receipt of any necessary approvals or termination of the waiting period under the HSR Act, violate any Law or order applicable to any Seller, (C) require any type of material filing with or permit, consent or approval of, or require the giving of any notice to (including under any right of first refusal or similar provision), any Person (including material filings, consents or approvals required under any permits of any Seller, or any Contracts, Plans or Customer Contracts to which the Company or any of its Subsidiaries is a party) except for filings and approvals under the HSR Act, filings for local business licenses, and filings required by the Consumer Credit Commissioner of the State of Texas, the South Carolina Board of Financial Institutions, the Georgia Industrial Loan Commissioner, the Tennessee Commissioner of Financial Institutions, the Oklahoma Administrator of Credit and the Alabama Department of Banking, (D) result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Seller, or to a loss of any material benefit to which any Seller is entitled under any Material Contract or Plan or other material instrument binding upon or providing rights to any Seller or any material permit, license or other similar authorization held by any Seller or (E) result in the creation or imposition of any material Lien on any asset of any Seller.

(ii) None of Sellers is subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, license, permit, instrument, Law, order, or any other restriction of any kind or character, which (A) since January 1, 2006, has had or could reasonably be expected to have a Material Adverse Effect or (B) assuming the necessary consents disclosed in the applicable Schedules are obtained, would prevent consummation of the transactions contemplated by this Agreement, compliance by Sellers with the terms, conditions and provisions hereof and the Transaction Documents to which such Seller is a party, or the continued operation of the Business after the date hereof or the Closing Date on substantially the same basis as historically operated.

(c) Litigation. Except for (i) the Bankruptcy Cases and proceedings pending therein, (ii) collections actions in the Ordinary Course of Business that individually are not material, (iii) customer complaints and related matters in the Ordinary Course of Business that individually are not material, (iv) regulatory examinations in the Ordinary Course of Business that individually are not material and (v) as identified on Schedule 5(c), there is no litigation, action, lawsuit, claim, audit, review, examination, inquiry, proceeding or investigation pending or, to Sellers’ Knowledge, threatened against Sellers which relates to the Acquired Assets. There is no litigation, action, lawsuit, claim, audit, review, examination, inquiry, proceeding or investigation involving Sellers pending or, to Sellers’ Knowledge, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Documents. Except for orders or other proceedings in the Bankruptcy Cases and except as identified on Schedule 5(c), there is no outstanding order, writ, injunction, or decree of any Governmental Authority against Sellers.

(d) Compliance With Applicable Laws. Sellers hold all material Governmental Permits that are required for the operation of the Business and held all necessary material Governmental Permits at the time the loans related to the Accounts were made to Customers. Sellers are in compliance with the terms of such Governmental Permits and all applicable Laws, including, if applicable, Section 670 of the John Warner National Authorization Act for Fiscal Year 2007 and the Fair Debt Collection Practices Act, 15 U.S.C. 1692 §§ et seq.

(e) Title to Acquired Assets; Sufficiency of Assets. Except as provided in Section 8(v), Sellers have good and valid title to, or in the case of leaseholds, valid leasehold interests in, all of the Acquired Assets. Upon the execution and delivery to Buyer on the Closing Date of the Bill of Sale, the Assumption Agreement and any other instruments of transfer and assignment contemplated by this Agreement, Sellers will transfer to Buyer good and valid title to the Acquired Assets, in each case free and clear of all Liens and claims, except for the Liens set forth on Schedule 5(e). The Acquired Assets that are personal property all are in good operating condition and repair (normal wear and tear excepted) and the Acquired Assets are sufficient to conduct the Business as presently conducted.

(f) Leased Real Property. No Seller owns any real property. Schedule 5(f)(i) sets forth a list of all real property leased, occupied, operated or otherwise used (whether for storage, disposal or otherwise) by Sellers (the “Leased Real Property”). Except as set forth on Schedule 5(f)(ii), all leases of Leased Real Property are valid, binding and enforceable in accordance with their respective terms and each Seller party thereto is a tenant or possessor in good standing thereunder and all rents due under such leases have been paid. There does not exist under any such lease any material default or, to Sellers’ Knowledge, any event which with notice or lapse of time or both would constitute a material default. Each Seller is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and has good and valid rights of ingress and egress to and from Leased Real Property and to the public street systems for all usual street, road and utility purposes or to common areas or similar space located in shopping malls or shopping centers. No Seller or Affiliate of any Seller is a landlord under any lease relating to Leased Real Property. No Seller has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or order relating to or affecting the Leased Real Property, and to Sellers’ Knowledge, no such proceeding has been threatened or commenced. To Sellers’ Knowledge, the structures, improvements, and fixtures at or upon the Leased Real Property, including but not limited to, roofs and structural elements thereof and the electrical, plumbing, heating, ventilation, air condition, and similar units and systems, have on the whole to date been reasonably maintained and are in good operating condition for their intended use, subject to the need for usual and customary maintenance and repair with respect to similar properties of like age and construction.

(g) Financial Information. Sellers have delivered to Buyer (i) an audited consolidated balance sheet for the fiscal year ended 2004; (ii) audited Consolidated balance sheets and statements of income and cash flows for the fiscal years ended 2005 and 2006 ((i) and (ii) being collectively referenced to herein as the “Audited Financial Statements”) and (iii) an unaudited Consolidated balance sheet and statement of income and cash flow as of and for the four-month period ended April 30, 2007 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Unaudited Financial Statements

have been prepared in accordance with GAAP, (x) except as set forth on Schedule 5(g), (y) except for usual and customary adjustments at year end with respect to the allocation of items in different periods within the year, consistent with past practice and (z) except that the Unaudited Financial Statements contain no footnotes. Except as set forth on Schedule 5(g), he Audited Financial Statements have been prepared in accordance with GAAP. The Financial Statements are derived from the books and records (including the general ledgers) of Sellers, accurately reflect such books and records (including the general ledgers) in all material respects and fairly present in all material respects the financial position of Sellers at the dates thereof and the results of the operations and cash flows of Sellers for the periods indicated.

(h) Accounts Receivable. Except for charged off accounts, the Accounts and Receivables Amounts (i) have been originated in the Ordinary Course of Business of Sellers and represent fully completed bona fide loan transactions that require no further act on the part of Sellers to make such Accounts payable by the account debtors; (ii) were, and are, not subject to valid claims, counterclaims, offsets, recoupments or deductions; (iii) represent valid obligations owing to Sellers by account debtors that are not Affiliates of Sellers, which are enforceable in accordance with their respective terms; except, in the case of clause (i), (ii) or (iii), for such exceptions as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Sellers have fully and properly accounted and given credit for all payments from or on behalf of any Customer relating to each of the Accounts. To Sellers’ Knowledge, the methodology used to calculate the reserves for doubtful accounts as reflected on Sellers’ books from time to time is adequate assuming that after the Effective Time the Business continues to be operated in substantially the same manner as before the Effective Time.

(i) Taxes. Sellers have filed, and will continue to timely file (taking into account available extensions) with respect to the Acquired Assets and the Business through the Closing Date, all Tax Returns which are required to be filed by Sellers with respect to the Acquired Assets and the Business. All Taxes due with respect to such Tax Returns have been paid, whether or not such Tax Returns were filed. Sellers have not executed or filed with the Internal Revenue Service or with any state or local taxing authorities any agreement extending, or having the effect of extending, the periods for assessment and collection of any Taxes relating to the Acquired Assets or the Business. There is no action, suit, investigation, audit, claim or assessment pending or, to Sellers’ Knowledge, threatened with respect to Taxes relating to any Acquired Asset or the Business. None of the Acquired Assets is subject to any Tax Liens (other than Liens for Taxes relating to the Acquired Assets that are not yet due and payable).

(j) Brokers’ Fees. Except as set forth on Schedule 5(j), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Seller or any Affiliate thereof that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. Sellers are solely responsible for the fees and commissions set forth, or required to be set forth, on Schedule 5(j).

(k) Customer Contracts.

(i) With respect to each Customer Contract, (A) if and to the extent required by applicable licensing requirements, the relevant Customer Contracts Books and Records are true and complete in all material respects, (B) if and to the extent required by applicable licensing requirements, the Customer Contracts Books and Records do not contain any untrue statement of fact or omit to state a fact necessary to make any material statements contained therein not misleading, (C) all material information relating to the credit, charges, fees, payment history, customer inquiries, regulatory correspondence and other material relevant information that is known and available to Sellers relating to each Customer Contract is contained in the relevant Customer Contracts Books and Records and (D) the interest, fees, costs, expenses, penalties and all other charges of every nature, kind and description whatsoever charged to or levied by any Seller against the Customer Contracts in effect as of the Closing Date were correctly calculated by Sellers and are accurately reflected in the Customer Contracts Books and Records.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect, each Customer Contract has been originated in the ordinary course of business solely by Sellers or purchased by and validly assigned to Sellers, in each case pursuant to the customary policies and procedures of Sellers. Written copies of the customary policies and procedures of Sellers have been provided to Buyer.

(iii) Except as disclosed on Schedule 5(k)(iii) and for regulatory examinations in the Ordinary Course of Business that individually are not material, (A) there have been no adverse findings as a result of any audit, investigation, inspection or any other review or inquiry of any Governmental Authority or internal auditing group concerning the origination or purchase of Customer Contracts by Sellers; (B) no dispute regarding a Customer Contract has been settled by any of Sellers other than in the Ordinary Course and for immaterial amounts on an individual basis, and no Customer Contract contains a deficiency balance other than in the Ordinary Course and for immaterial amounts on an individual basis; and (C) there is no cease and desist order or similar order preventing any of Sellers from making telephone contact with an obligor under a Customer Contract (other than the rules under the South Carolina Consumer Protection Code, S.C. Code Ann. §§ 37-1-101 et seq. the Georgia Industrial Loan Act, Ga. Code §§ 7-3-1 et seq., the Oklahoma Consumer Credit Code, Okla. Stat. tit. 14A, §§ 1-101 et seq., and any other similar rules in other states under other applicable laws) that, in each case, has had or could reasonably be expected to have a Material Adverse Effect.

(iv) Except as disclosed on Schedule 5(k)(iv), (A) no loan or other consumer credit transaction made under a Customer Contract is tied to any kind of interest rebate or interest reduction program and (B) the terms of no Customer Contract have been waived, altered or modified in any material respect other than immaterial amounts on an individual basis, and do not otherwise deviate materially from the terms actually applied by Sellers to the Customer Contract, other than (x) in connection with re-agings or otherwise in conformity with the customary policies and procedures of Sellers, (y) in compliance with the Servicemembers Civil Relief Act of 2003, 50 U.S.C. App. §§ 501—593 or (z) as a result of the bankruptcy of the borrower party to any such Customer Contract.

(l) Disclosures to Customers. Sellers properly, timely and fully made all disclosures to Customers in connection with the origination of the Accounts as required by Law, including, without limitation, the Federal Truth-in-Lending Act, 15 U.S.C. §§ 1601 et seq. and Regulation Z, 12 C.F.R. Part 226 and the Equal Credit Opportunity Act, 15 U.S.C. §§ 1691 et seq. and Regulation B, 12 C.F.R. Part 202.

(m) Employees; ERISA.

(i) Schedule 5(m)(i) sets forth a true, correct and complete list of all employees used in the Business with each such employee’s job title and location of employment. Schedule 5(m)(i) sets forth all employees of Sellers (A) who received annual total compensation in excess of $100,000 in 2005 or 2006, or (B) who are currently scheduled to receive annual total compensation in excess of $100,000 from the Company for 2007. No employees have employment contracts with a Seller.

(ii) Schedule 5(m)(ii) sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all other compensation or benefit plans, programs, arrangements, contracts or schemes, written or oral, statutory or contractual, with respect to which any Seller or any ERISA Affiliate has any obligation or liability to contribute or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate (collectively, the “Plans”). Except as set forth on Schedule 5(m)(ii), with respect to each Plan, the Company has delivered to Buyer a true and complete copy of each such Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Plan including, and to the extent applicable, (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the three most recently filed IRS Forms 5500 (including all schedules) and (D) the most recent determination letter referred to in Section 5(m)(v). Neither the Company nor any ERISA Affiliate has made any express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to or cause to exist any employee benefit plan, program, arrangement, contract or scheme or to modify any Plan, other than as required by law.

(iii) None of the Plans (A) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (B) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (C) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (D) except as disclosed on Schedule 5(m)(iii), provides for the payment of separation, severance, termination or similar-type benefits to any person or (E) provides for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of the Company or any ERISA Affiliate except to the extent required by Law. Each of the Plans is subject only to the federal or state Laws of the United States or a political subdivision thereof.

(iv) Except as set forth on Schedule 5(m)(iv), each Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and each of the Company and the ERISA Affiliates has satisfied in all material respects all of its statutory, regulatory and contractual obligations with respect to each such Plan. No action, suit, claim or proceeding is pending or, to Sellers’ Knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, no fact or event exists that could give rise to any such action, suit or claim.

(v) Each Plan or related trust that is intended to be qualified or exempt from taxation under Section 401(a) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and, nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualified or exempt status of any Plan or related trust.

(vi) Except as disclosed on Schedule 5(m)(vi), there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any ERISA Affiliate has incurred any liability for any excise tax arising under the Code with respect to a Plan and no fact or event exists that could give rise to such liability. Neither the Company nor any ERISA Affiliate has incurred any liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and no fact or event exists that could give rise to any such liability.

(vii) Except as disclosed on Schedule 5(m)(vii), all contributions, premiums or payments required to be made with respect to each Plan on or before the Closing Date have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(viii) Except as disclosed on Schedule 5(m)(viii), there has been no amendment to, interpretation of or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan that would increase the expense of maintaining such Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date of this Agreement.

(ix) Except as set forth on Schedule 5(m)(ix), no employee or former employee of the Company or any ERISA Affiliate, is, or will become, entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

(x) Except as set forth on Schedule 5(m)(x), the Company has not had, within the six years preceding the date of this Agreement, any ERISA Affiliates other than its Subsidiaries.

(n) Material Contracts.

(i) Except for (A) insurance policies and (B) agreements, policies and related documents regarding Sellers’ benefit plans (which are governed by Section 8(t) (true, correct and complete copies of which have been provided to Buyer)), Schedule 5(n)(i) sets forth a true, correct and complete list of all Material Contracts of Sellers. Each Material Contract disclosed on Schedule 5(n)(i) or any other Schedule to this Agreement or required to be disclosed pursuant to this Section 5(n) is a valid and binding contract of each Seller that is a party thereto and is in full force and effect, and no Seller, or any of their Affiliates, nor to Sellers’ Knowledge any other party thereto is in default or breach in any material respect under the terms of any such Material Contract. To Sellers’ Knowledge, there is no event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) that, with the giving of notice or the passage of time, could reasonably be expected to become a default or constitute a material breach under any such Material Contract by any of the parties thereto. Schedule 5(n)(i) includes a list of trade creditors that were paid $20,000 or more for the period May 2006 to April 2007. Sellers have delivered to Buyer true and complete copies of each written Material Contract listed on Schedule 5(n)(i). There are no oral Material Contracts.

(ii) Except as disclosed on Schedule 5(n)(ii), no Seller has received any written notice or communication (A) alleging breach of any Material Contract disclosed or required to be disclosed on Schedule 5(n)(i), (B) terminating or threatening to terminate any Material Contract disclosed or required to be disclosed on Schedule 5(n)(i) or (C) of intent not to renew a Material Contract disclosed or required to be disclosed on Schedule 5(n)(i).

(iii) Schedule 5(n)(iii) sets forth every grant or payment (whether fixed or contingent) by a Seller paid or payable after the Balance Sheet Date of any severance or termination pay to any former employee of any Seller who received annual total compensation of $50,000 or more, or any director or officer of any Seller.

(o) No Undisclosed Liabilities. There are no material liabilities of any Seller or facts or circumstances that could reasonably be expected to give rise to material liabilities of any Seller, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities fully recorded or reserved for in the Balance Sheet, (ii) liabilities specifically disclosed on Schedule 5(o), (iii) liabilities incurred in the Ordinary Course of Business and (iv) other liabilities for legal, accounting and other professional expenses incurred in connection with the transactions contemplated by this Agreement.

(p) Interested Transactions. Except for intercompany cash management transactions among Sellers and their Affiliates that would not cause Buyer to have any liabilities or to lose any rights, Schedule 5(p) contains a complete list of all (i) amounts and obligations owed between any Seller and its Affiliates, on the one hand, and any other Seller and its Affiliates, on the other hand, and (ii) transactions and services provided since January 1, 2004 between any Seller and its Affiliates, on the one hand, and any other Seller and its Affiliates, on the other hand. Except as disclosed on Schedule 5(p) and except in the ordinary course of employment, since the Balance Sheet Date, (i) there has not been any accrual of liability, incurrence of an obligation or entering into or modifying a transaction or agreement (A) by any Seller to any other Seller or to any Affiliate of such Seller or (B) between any Seller and any other Seller or any Affiliates of such Seller and (ii) there has not been any payment of dividends or other payments of cash (except for intercompany cash management transactions among Sellers and their Affiliates which would not cause Buyer to have any liability or to lose any rights) or other property by any Seller or its Affiliates to any Seller or its Affiliates, or the incurrence of any legal or financial obligation to any such Person that would cause Buyer to incur any liability or to lose any rights.

(q) Absence of Certain Changes. Except as disclosed on Schedule 5(q), since the Balance Sheet Date, (i) Sellers have conducted the Business in the Ordinary Course of Business, and (ii) there has not been any event, occurrence, development, circumstance or state of facts that (A) has had or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) would have constituted a violation of any covenant (including the covenants contained in Section 8) by Sellers under this Agreement had such covenant applied to any of them since the Balance Sheet Date.

(r) Insurance Coverage. Sellers have furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, operations, employees, and officers and directors of Sellers. There is no material claim by any Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and, except as set forth on Schedule 5(r), none of Sellers is liable for any retrospective premiums under any such policies or bonds. Sellers have complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Such policies of insurance and bonds are of the type and in amounts that Sellers believe are customary for the industry. Except as disclosed on Schedule 5(r), to Sellers’ Knowledge there is no threatened termination of, or premium increase with respect to, any of such policies or bonds. Since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of any Seller on the one hand, and any of its insurers on the other hand, or on the premiums payable pursuant to such policies.

(s) Intellectual Property.

(i) Schedule 5(s) sets forth a list of all patents, patent applications, registered trademarks and service marks, trademark and service mark applications and registered copyrights owned by each Seller and all material licenses held by each Seller to use third-party patents, trademarks, service marks and copyrights, including any ongoing software or website maintenance agreements, as to which each Seller is a party, other than licenses for “off-the-shelf” software, including the identity of all parties thereto.

(ii) The Company or one of its Subsidiaries owns or has a valid and legally enforceable right to use all Intellectual Property necessary to conduct the Business as currently conducted.

(iii) Except as disclosed in Schedule 5(s):

(A) To Sellers’ Knowledge, none of Sellers’ use of any material Intellectual Property Rights or any Licensed Software infringes or misappropriates any intellectual property rights or other proprietary rights of any third party, none of Sellers has received any notice from any Person alleging, challenging or questioning that such Seller’s use of Intellectual Property Rights or any Licensed Software infringes on or misappropriates any trademark, service mark, trade name, invention, patent, trade secret, copyright, domain name, know-how or any other similar type of proprietary intellectual property right of any other Person and, to Sellers’ Knowledge, no Person is infringing on any Intellectual Property Rights of Sellers;

(B)(1) no Intellectual Property Right is subject to any outstanding Order, stipulation or agreement restricting the use thereof by any Seller or Buyer or restricting the licensing thereof by any Seller or Buyer to any Person, and (2) to Sellers’ Knowledge, no Licensed Software is subject to any outstanding Order, stipulation or agreement restricting the use thereof by any Seller or Buyer;

(C) except as set forth on Schedule 5(s), none of Sellers has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right or any Licensed Software;

(D) in connection with the use of the Intellectual Property Rights by Sellers, none of Sellers owes to any other Person any fee, royalty or other payment as a result of the use of such Intellectual Property Rights, and, after the Closing, Buyer will owe no such fees;

(E) none of Sellers has entered into any license or other contract pursuant to which any Seller has granted to any other Person the right to use any Intellectual Property Rights or any Licensed Software;

(F) assuming the necessary consents and approvals disclosed in the applicable Schedules are obtained, there are no actions that must be taken by any Seller or Buyer within 60 days following the Closing Date that, if not taken, would result in the loss of any Intellectual Property Right or any Licensed Software;

(G) to the extent Sellers have Intellectual Property Rights and confidential and proprietary information, Sellers have taken commercially reasonable efforts to protect and preserve the confidentiality of all of such Intellectual Property Rights and confidential and proprietary information that is not otherwise publicly disclosed; and

(H) assuming the necessary consents and approvals disclosed in the applicable Schedules are obtained, the Closing will not affect any Buyer’s right to use any Intellectual Property currently used in connection with the Business.

(t) Environmental Matters.

(i) Except as disclosed on Schedule 5(t):

(A) none of Sellers has generated, recycled, used, treated or stored on, transported to or from, or released or disposed on, the Leased Real Property any Constituents of Concern except in compliance with Environmental Laws;

(B) Sellers are in material compliance with all applicable Environmental Laws (including by obtaining all necessary Environmental Permits for the ownership, use and/or operation of the Business in compliance with the requirements of all Environmental Laws), and the requirements of Environmental Permits issued under such Environmental Laws;

(C) there are no pending or, to Sellers’ Knowledge, threatened Environmental Claims against any Seller or, to Sellers’ Knowledge, any Leased Real Property;

(D) to Sellers’ Knowledge, there are no facts, circumstances, conditions or occurrences that could reasonably be anticipated (i) to form the basis of an Environmental Claim against any Seller or, to Sellers’ Knowledge, any Leased Real Property or any of the Acquired Assets or (ii) to Sellers’ Knowledge, to cause any such current Leased Real Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;

(E) to Sellers’ Knowledge, there are no underground storage tanks located on any Leased Real Property, and none of Sellers has ever used any underground storage tank on any of the Leased Real Property;

(F) none of Sellers nor, to Sellers’ Knowledge, the Leased Real Property is listed or proposed for listing on the National Priorities List under CERCLA or, to Sellers’ Knowledge, on any similar federal, state or foreign list of sites requiring investigation or clean-up, nor has any Seller received any notice as a potentially responsible party under the foregoing;

(G) there are no Environmental Permits issued to any Seller ; and

(H) none of Sellers has any liability or obligation, and none of Sellers has entered into an agreement or consent order assuming any liability or obligation, under any Environmental Law (including any obligation to remediate any Environmental Condition whether caused by any Seller or any other Person).

(ii) Sellers have not conducted any environmental investigations, studies, audits, tests, reviews or other analyses related to the Leased Real Property. Sellers are not aware of any environmental investigations, studies, audits, tests, reviews or other analyses related to the Leased Property conducted by any other Person.

(u) Interests in Customers and Others. Except as disclosed on Schedule 5(u), no Seller and no officer or director of any Seller or any of their respective Affiliates possesses, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, officer, manager, Affiliate or employee of, any Person that is a seller to, or customer, supplier, lessor, lessee, licensor, or competitor of any Seller or any of its Affiliates, including, without limitation, any counterparty to any Material Contract. No Seller nor any officer or director of any Seller or any of their respective Affiliates has directly or indirectly offered or solicited any significant payment or other benefit that would be illegal in order to promote sales or help, procure or maintain good relations with any seller to, or customer, supplier, lessor, lessee, licensor, competitor or potential competitor of any Seller, including any counterparty to any Material Contract. Ownership of 2% or less of any class of securities a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 5(u).

(v) Relationships; Other Matters.

(i) The relationships of Sellers with their respective lessors, suppliers, vendors and employees are good commercial working relationships, and, except as disclosed on Schedule 5(v), since January 1, 2006, no employees of any Seller receiving annual total compensation in excess of $100,000, or any material lessors, suppliers or vendors have canceled or terminated or otherwise materially altered or notified any Seller of any intention or otherwise threatened to cancel or terminate or materially alter any relationship with any Seller effective prior to, as of, or, to Sellers’ Knowledge, after the Closing. There has not been, and none of Sellers has any reason to believe that there will be, any material change in relations with material lessors, suppliers, or vendors of any Seller.

(ii) To Sellers’ Knowledge, no employee who receives annual total compensation in excess of $100,000 per year and no director of any Seller is a party to, or is otherwise bound by, any contract, including any confidentiality, non-competition, or proprietary rights contract, between such employee or director and any other Person that in any way adversely affects or will affect (A) the performance of his duties as an employee of the Business immediately after the Closing, (B) the ability of Buyer to conduct the Business consistent with past practice or (C) the ability of Buyer to conduct the Business after the Closing in a manner consistent with the conduct of the Business prior to the Closing.

(w) Other Employment Matters. Except as set forth on Schedule 5(w), (i) Sellers are in material compliance with all Laws respecting employment and employment practices and terms and conditions of employment, including all minimum wage and overtime laws and wage payment Laws, and have not, and are not, engaged in any unfair labor practice, (ii) no unfair labor practice complaint against any Seller is pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage pending or threatened against or involving any Seller, (iv) none of Sellers is a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by any Seller; (v) none of Sellers has breached a collective bargaining agreement; (vi) to Sellers’ Knowledge, no representation question exists respecting employees of any Seller; and (vii) except as specifically set forth on Schedule 5(w), no claim in respect of the employment of any employee of any Seller has been asserted and is currently pending or, to Sellers’ Knowledge, threatened, against any Seller.

(x) Workers’ Compensation/OSHA.

(i) Sellers have provided Buyer all inspection reports issued under OSHA or any other occupational health and safety legislation since January 1, 2005. There are no outstanding inspection orders or any pending or, to Sellers’ Knowledge, threatened charges under OSHA or any other applicable occupational health and safety legislation. There have been no fatal or OSHA reportable accidents since December 31, 2000 that could lead to charges under OSHA or any other applicable occupational health and safety legislation. Sellers have complied in all material respects with any orders issued to such entity under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any orders that are currently outstanding.

(ii) Except as set forth on Schedule 5(x)(ii), there is not pending against any Seller any workers’ compensation claims, and, to Sellers’ Knowledge, there are no facts that would give rise to such a claim or complaint. None of Sellers has received any notice of a citation, penalty or assessment from any agency with responsibility for workers’ compensation or occupational safety and health

(y) No Debt. Except as set forth on Schedule 5(y), none of Sellers has any Debt.

(z) No Dividends; Distributions. No Seller has declared, paid or otherwise set aside any dividend or other distribution or payment to any other Seller or any Affiliate thereof, except for cash dividends or cash distributions that would not cause Buyer to incur any liability and which will have no impact on Buyer’s ability to operate the Business post-Closing as contemplated hereunder.

(aa) Inactive Subsidiaries.

(i) SOCO Reinsurance. Since June 30, 2004, SOCO Reinsurance Ltd., a Turks and Caicos Islands corporation, has not issued any policies of insurance or conducted any business activities other than the winding down of its business in accordance with applicable Law.

(ii) Southern Financial Management, Inc. and Covington Credit of Louisiana, Inc.. Southern Financial Management, Inc. and Covington Credit of Louisiana, Inc. have not conducted any business since 1999, and since inception, respectively, and have no assets.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THEIR ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 5, Buyer is purchasing the Acquired Assets on an “AS IS, WHERE IS” basis. Without limiting the generality of the foregoing, except as expressly set forth in this Section 5, Sellers make no representation or warranty, and none shall be implied at law or in equity, regarding: any assets other than the Acquired Assets; any projections, estimates or budgets heretofore delivered or made available to Buyer of future revenues, future expenses or future expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business; any other information or documents made available to Buyer or its agents and representatives with respect to Sellers or any of the Acquired Assets; or the value or collectibility of the Business or any of the Acquired Assets.

Buyer acknowledges that Sellers have established reserves relating to the Accounts as reflected on Sellers’ books. Buyer acknowledges that in the Ordinary Course of Business, Accounts that are not collectible are charged off. Buyer acknowledges and agrees that Sellers are not providing any representation or warranty as to the collectibility of the Accounts and Buyers will not use Accounts being charged off in the Ordinary Course of Business to attempt to establish a breach of representation or warranty unless the representation and warranty relating to the reserves in Section 5(h) is breached.

Buyer also acknowledges that Sellers do not file UCC financing statements regarding Sellers’ liens with respect to the Accounts and do not take possession of title to any pledged property, and that this failure by Sellers to do so shall not constitute a breach of any representation or warranty.

6. REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR.

(a) Buyer hereby represents and warrants to Sellers as follows:

(i) Organization and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Buyer has requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to be entered into by Buyer and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and of each Transaction Document to be entered into by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, have been approved by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms. Each Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms.

(ii) No Approvals; Conflict. The execution, delivery and performance by Buyer of this Agreement will not (A) violate the certificate of incorporation or bylaws of Buyer, (B) upon the receipt of necessary approvals or termination of the waiting period under the HSR Act, violate any applicable Law or order or (C) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person, except in the case of clauses (B) and (C) for filings and approvals under the HSR Act, filings for local business licenses and filings required by the Consumer Credit Commissioner of the State of Texas, the South Carolina Board

of Financial Institutions, the Georgia Industrial Loan Commissioner, the Tennessee Commissioner of Financial Institutions, the Oklahoma Administrator of Credit and the Alabama Department of Banking and such other filings, permits, consents, approvals or notices and violations that, individually or in the aggregate would not reasonably be expected to materially and adversely affect Buyer’s right or ability to consummate the transactions contemplated by this Agreement.

(iii) Litigation. There is no litigation, action, lawsuit, claim, audit, review, examination, inquiry, proceeding or investigation involving Buyer pending or, to Buyer’s Knowledge, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Documents.

(iv) Brokers’ Fees There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate thereof that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(b) Guarantor hereby represents and warrants to Sellers that Guarantor is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Guarantor has requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by Guarantor of this Agreement and the consummation by Guarantor of the transactions contemplated hereby have been approved by all necessary corporate action on the part of Guarantor. This Agreement has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding agreement of Guarantor, enforceable against it in accordance with its terms.

7. COORDINATION REGARDING EMPLOYMENT.

(a) Employees. Sellers and Buyer shall coordinate with each other regarding any announcements of the transactions contemplated by this Agreement to the employees of Sellers and any announcements regarding termination of employment by Sellers as a result of such transactions. Buyer agrees to offer the employment arrangements set forth on Schedule 7(a) hereto to the individuals set forth on Schedule 7(a).

(b) Offers of at-will employment. It is the intent of Sellers and Buyer that Buyer will extend offers of at-will employment to all or substantially all of Sellers’ employees. In this regard, Buyer will extend offers of at-will employment to those employees that Sellers and Buyer mutually agree prior to Closing to list on Schedule 7(b) (each, an “Employee Offeree”) in accordance with Buyer’s normal employment policies, subject to the provisions set forth in this Section 7(b). The Employee Offerees shall include all employees set forth on Schedule 7(b) who are designated on such Schedule to be on leave in accordance with Sellers’ policies and are ready to return to work, provided that such employees return to work within six months after the Effective Date. Each Employee Offeree who accepts Buyer’s offer of employment pursuant to Buyer’s normal employment policies and this Section 7(b) will become, on the later of (i) the Effective Date or (ii) the date as of which his or her acceptance becomes effective (the

“Employee Transfer Date”) an employee of Buyer (each, a “Transitioned Employee”) and will be eligible to participate in all employee benefit plans or employment policies and programs available to similarly situated employees of Buyer.

(c) Past Service Credits. For purposes of vesting and participation in any “employee benefit plan” (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by Buyer, Buyer will recognize and give past service credit, to the extent permitted by the applicable carriers, for all service earned by each Transitioned Employee while an employee of Sellers. Such past service credit will be established entirely on the information as recorded by Sellers and promptly communicated to Buyer, and Buyer will not be responsible to audit, validate or confirm the accuracy of any such information.

(d) Sellers Cooperation. .Sellers will cooperate with Buyer in connection with the making by Buyer of the offers of at-will employment contemplated by Section 7(b) and the distribution of employment information to the Employee Offerees. Sellers will provide all necessary or appropriate employee data or benefits information in their custody. Buyer may request at any time, and Sellers agree to furnish to Buyer or their designated agent, in such format as is mutually agreed, all reasonably required information pertaining to any and all Employee Offerees’ employment and benefits as is reasonable for Buyer to provide or administer its benefits or payroll or as may be required by any law or governmental agency.

(e) Specific Agreements Regarding Employees. Notwithstanding anything in this Agreement to the contrary, Sellers and Buyer specifically agree as follows with respect to the Transitioned Employees:

(i) Salaries. Sellers shall be responsible for the payment of all regular salary of Sellers’ employees and the withholding of applicable Taxes prior to the Effective Time. Buyer shall be responsible for the payment of all regular salary of the Transitioned Employees and the withholding of applicable Taxes on and after the Effective Time. The salary paid by Buyer to the Transitioned Employees shall be at least equal to the salary the Transitioned Employees were paid by Sellers.

(ii) Monthly Bonuses. Sellers shall be responsible for the payment of all monthly bonuses earned (whether or not paid or payable) prior to the Effective Time and the withholding of applicable Taxes relating thereto. Buyer shall assume the Monthly Bonus plans currently in effect as described on Schedule 7(e)(ii) and shall be responsible for the payment of all monthly bonuses earned after the Effective Time and the withholding of applicable Taxes relating thereto.

(iii) Annual Bonuses. Subject to the provisions of Section 13(a), Sellers shall have no responsibility for the yearly bonuses for 2007. Buyer shall assume the annual bonus plans currently in effect as described on Schedule 7(e)(iii) and shall be responsible for the payment of all annual bonuses for 2007 and thereafter and the withholding of applicable Taxes relating thereto.

(iv) Vacation; Sick Time; Personal Time. For 2007, Buyer shall provide the Transitioned Employees at least the same vacation, sick, and personal time as they would have had if they had continued to work for Sellers for the remainder of 2007 as set forth on Schedule 7(e)(iv).

(v) Health Plan. For 2007, Buyer shall assume Sellers’ health plan described on Schedule 7(e)(v) and shall assume all obligations thereunder or relating thereto. With respect to claims, Sellers shall be responsible for the payment of all claims under such health plan, including without limitation claims that are incurred but not reported, for services rendered prior to the Effective Time regardless of when such claims are paid. Buyer shall be responsible for the payment of all claims under such health plan for services rendered on or after the Effective Time.

(vi) 401(k) Plan. As soon as practicable after the Effective Time, Sellers and Buyer will permit direct transfers pursuant to Section 401(a)(31) of the Internal Revenue Code of 1986, as amended (the “Code”), of pre-tax account balances and outstanding loan balances, if applicable, of Transitioned Employees from Sellers 401(k) Plan to Buyer’s 401(k) Plan. Buyer’s 401(k) Plan will provide that (i) Transitioned Employees will be eligible to participate in Buyer’s 401(k) Plan as of the Effective Time and (ii) Buyer’s 401(k) Plan will take into account the Transitioned Employees’ past service with Sellers for purposes of eligibility and vesting in Buyer’s 401(k) Plan. Transitioned Employees will be required to sign new salary deferral agreements with respect to Buyer’s 401(k) Plan.

(vii) Cafeteria Plan. Sellers shall assign the flexible spending accounts under the Cafeteria Plan to Buyer, and Buyer shall continue to operate the Cafeteria Plan for the benefit of the Transitioned Employees through at least the end of 2007. If, and to the extent, (x) the aggregate amounts that have been withheld from the Transitioned Employees under the flexible spending account components of the Cafeteria Plan as of the Closing Date exceed (y) the aggregate amounts that have paid on behalf of the Transitioned Employees under such flexible spending accounts as of the Closing Date, then Sellers will pay such difference to Buyer at Closing.

(viii) If, and to the extent, (x) the aggregate amounts that have been withheld from the Transitioned Employees under the Cafeteria Plan as of the Closing Date exceed (y) the aggregate amounts that have paid on behalf of the Transitioned Employees as of the Closing Date, then Sellers will pay such difference to Buyer at Closing.

(ix) Employee Advances. Sellers shall transfer all accounts receivable to Buyer relating to employee advances set forth on Schedule 7(e)(viii), and Buyer shall keep all repayments of such advances.

(x) Disability; Life Insurance and AD&D. Subject to any applicable insurance carrier approval, Buyer will continue to offer coverage for disability, life insurance and AD&D reasonably comparable in the aggregate to the coverage previously offered by Sellers through at least the end of 2007.

Section 7 is intended to be an agreement solely between Sellers and Buyer. As with respect to any other Person, notwithstanding anything in the Agreement to the contrary, nothing contained in this Agreement, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Buyer, the Company or its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person any other rights as a third-party beneficiary of this Agreement.

8. COVENANTS.

(a) General. Each of the parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfaction of the closing conditions set forth in Section 10.

(b) Consents and Approvals. Sellers and Buyer will each, as promptly as practicable, (i) use commercially reasonable efforts to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other Person required of Sellers or Buyer, respectively, for such party to consummate the transactions contemplated hereby and by the Transaction Documents, including those described in Schedule 5(b); provided, however, that Sellers and Buyer shall be under no obligation to provide any financial incentive to any Person for its grant of any consent or approval required to consummate the transactions contemplated hereby and by the Transaction Documents, (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith and (iii) provide reasonable cooperation to the other party in connection with the performance of its obligations under this Section 8(b). Each Party will provide prompt notification to the other Party when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable.

(c) Operation of Business.

(i) Except as otherwise contemplated by this Agreement, Sellers will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, Sellers will operate the Business in the Ordinary Course of Business and will use commercially reasonable efforts to (A) preserve intact their business organization, (B) keep available the services of their officers and employees, (C) continue in full force and effect without material modification all existing material policies or binders of insurance currently maintained in respect of each Seller, (D) pay their indebtedness and trade and other accounts payable punctually when and as the same will become due and payable in the Ordinary Course of Business and perform and observe, in all material respects, their duties and obligations under all Material Contracts, (E) maintain their relationships and goodwill with suppliers, customers, landlords, employees, agents and others having business relationships with it in the Ordinary Course of Business, (F) have Sellers’ Chief Executive Officer, Mr. Bob Dunn, confer with Buyer concerning operational matters of a material nature and report periodically to Buyer concerning the business, operations and finances of Sellers, (G) maintain in the Ordinary Course of Business the furniture, furnishings and equipment identified on Schedule 2(a)(iv)(A) and Schedule 2(a)(iv)(B) in customary repair, order and condition, ordinary wear and tear excepted and damage by fire or other unavoidable casualty excepted and (H) maintain its books and records concerning the Acquired Assets. Except as otherwise contemplated by this Agreement or consented to in writing by Buyer, prior to Closing, Sellers shall not: (x) dispose of any furniture, furnishings and equipment identified on Schedule 2(a)(iv)(A) and Schedule 2(a)(iv)(B) other than in the Ordinary Course of Business; (y) increase, or agree to increase, the salary, remuneration or compensation of, or benefits provided to, persons employed by any Seller other than in the Ordinary Course of Business or pay, or agree to pay, any uncommitted bonus to any such employees other than regular bonuses granted in the Ordinary Course of Business or (z) enter into employment contracts with any officers or employees of Sellers.

(ii) Without limiting the generality or effect of Section 8(c)(i), prior to the Closing, the Company, without the prior written consent of Buyer, will not and will not permit any of its Subsidiaries to:

(A) amend or modify their governing or organizational documents from their form on the date of this Agreement;

(B) adopt, amend or increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan or policy;

(C) amend or terminate any lease listed, or required to be listed, on Schedule 5(f)(i) or amend or terminate any Material Contract listed, or required to be listed, on Schedule 5(n)(i), or enter into any lease or any other contract or commitment that would have been required to be listed on Schedule 5(f)(i) or Schedule 5(n)(i);

(D) incur, assume or guarantee any material Debt other than in the Ordinary Course of Business;

(E) other than in connection with Accounts in the Ordinary Course of Business, enter into any transaction or commitment relating to the assets or the business of Sellers that, individually or in the aggregate, could be material to any Seller, or cancel or waive any claim or right of substantial value that, individually or in the aggregate, could be material to any Seller;

(F) make any change in financial or tax accounting methods or practices, except as required by an applicable Law or GAAP in which case notice of such change will be promptly provided to Buyer;

(G) other than in connection with Accounts in the Ordinary Course of Business, sell, lease or otherwise dispose of any material asset or property; provided, however, that for the avoidance of doubt, the disposal, sale or factoring of material amounts of Customer Contracts or Accounts is not part of the Ordinary Course of Business;

(H) except as expressly permitted under this Agreement (i) write-off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business, (ii) write-off, write-up or write-down any other material asset of any Seller or, (iii) alter the customary time periods for collection of accounts receivable or payments of accounts payable;

(I) create or assume any Lien;

(J) merge or consolidate with any Person;

(K) enter into any compromise or settlement of, or take any other action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the compromise or settlement of any litigation, action, suit, claim, proceeding or investigation in the Ordinary Course of Business;

(L) make any loan, advance or capital contributions to or investment in any Person other than making consumer loans pursuant to Customer Contracts in the Ordinary Course of Business;

(M) terminate or close any material facility, business or operation of any Seller;

(N) cause any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Sellers, that, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect;

(O) grant or pay any severance or termination pay to any current or former officer, director, manager or employee of any Seller;

(P) cause or take any other action that could cause an event, occurrence, development or state of circumstances or facts that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(Q) license outside of the normal course of business, assign or transfer any Intellectual Property Rights; or

(R) commit, agree to or contract to do any of the foregoing.

(d) Reasonable Access; Confidentiality. Prior to Closing, Sellers will permit Buyer and its representatives to have access, at all reasonable times and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to Sellers related to the Business and the Acquired Assets. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreements, and without limitation of any kind, Sellers and Buyer and their respective agents and representatives may disclose to any and all Persons (i) the U.S. Tax treatment and U.S. Tax structure (as defined in Treasury Regulations §§ 1.6011-4(c)(8) and (9)) of this Agreement and the transactions contemplated hereby and (ii) all materials of any kind (including opinions and Tax analyses) that are provided to any such party relating to such U.S. Tax treatment and U.S. Tax structure. Further, nothing contained in this Section 8(d) shall be deemed to restrict the disclosure of information to the Official Committee of Unsecured Creditors appointed in the Bankruptcy Cases for its or their confidential use.

(e) Notice of Developments. At any time prior to Closing, Sellers shall notify Buyer of any material development relating to the Business that comes to Sellers’ Knowledge, including any development causing a breach of any of its representations and warranties hereunder.

(f) Post-Closing Access to Records. Following Closing, Buyer agree to permit representatives of Sellers to have access, at reasonable times and in a manner so as not to interfere with the normal business operations of Buyer and its Affiliates, to the books and records of Buyer (including all books and records acquired from Sellers hereunder) relating to the Acquired Assets or the conduct of the Business prior to the Closing Date so as to enable Sellers to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, and to prosecute, defend legal actions or for other like purposes. Buyer agrees to preserve such records in its possession for a period of at least seven years from the Closing Date, provided that if Buyer desires to dispose of any such business records prior the expiration of such seven-year period, it shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to remove such of the records to be disposed of as Sellers may select.

(g) Post-Closing Privacy Rights of Customers. Following Closing, Buyer agrees to maintain the privacy of Customer information in accordance with the requirements of applicable Law and to provide Customers with any required notices concerning Buyer’s privacy policies, including notices required under the Gramm-Leach-Bliley Act and the regulations of the Federal Trade Commission adopted thereunder, 16 C.F.R. §§ 3.13.1 et seq.

(h) Transfer Taxes. In the event any transfer taxes (including gains, transfer, conveyance, sales, documentary stamp and similar taxes) are payable in connection with the transfer of the Acquired Assets as contemplated by this Agreement, Sellers and Buyer shall each pay one-half of any such applicable transfer Taxes.

(i) Assumption and Assignment of Leases. In connection with Closing hereunder, Sellers will assign to Buyer, and Buyer will assume, the Assumed Leases. Alternatively, Buyer, Sellers and applicable landlords may reach mutually agreeable terms prior to Closing for Sellers to be released from ongoing obligations as of the Effective Time and Buyer to enter into new leases for the Corporate Office and applicable Acquired Branch Offices. Sellers agree to use their respective commercially reasonable efforts (a) to assist Buyer in reaching consensual arrangements with landlords under the Leased Real Property and (b) otherwise to facilitate Buyer’s occupancy of the Corporate Office and the Acquired Branch Offices following Closing. At Closing, Buyer and Sellers shall prorate and settle all customarily proratable lease charges.

(j) Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, no Seller, Thaxton Group, Thaxton Investment or any of their respective Affiliates, or other representative of any of the foregoing (including advisors, agents, attorneys, employees or consultants) will take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any Person, other than Buyer and its respective Affiliates and representatives, concerning any purchase of any capital stock, equity interest or other securities of Sellers or any merger, asset sale, contribution, recapitalization, investment or similar transaction involving Sellers. From the date of this Agreement until the Closing, Sellers will promptly (and in any event within two days thereof) disclose to Buyer the existence or occurrence of any proposal or contact that either of them or any of their respective representatives described above may receive or become aware of in respect of any such transaction, including (if Sellers are not contractually prevented from doing so) the identity of the Person from whom such a proposal or contact is received and the material terms of any such proposal or contact.

(k) Further Assurances. From time to time, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement. No Seller shall take, or knowingly permit to be taken, any action or do, or knowingly permit to be done, anything in the conduct of the business of Sellers that would be contrary to or in breach of any of the terms or provisions of this Agreement or that would cause any of its representations contained herein to be or to become untrue. Buyer shall not take, or knowingly permit to be taken, any action or do, or knowingly permit to be done, anything in the conduct of the business of Buyer that would be contrary to or in breach of any of the terms or provisions of this Agreement or that would cause any of its representations contained herein to be or to become untrue.

(l) Reasonable Best Efforts. Each of Sellers and Buyer will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings necessary, proper or advisable under all applicable Laws) to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable best efforts to obtain, prior to the Closing, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Sellers, as applicable, as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement. As promptly as practicable after the date of this Agreement, Buyer will, and will cause its Affiliates to, make all filings required by Law to be made by them to consummate the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement, in no event will Buyer or any of its Affiliates be required to (i) enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this

Agreement or (ii) make any payment in connection with any consent or approval or condition to Closing set forth in any section of Section 10 that is necessary or advisable for Sellers to obtain or satisfy in order to consummate the transactions contemplated by this Agreement.

(m) Non-Solicitation. From the date hereof until the second anniversary of the Closing Date, none of Sellers or their respective directors will directly or indirectly solicit, or attempt to persuade, influence or induce, or assist any other Person in so persuading or inducing, any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or to accept any other employment or position, in each case unless the employment of such employee is terminated by Buyer after Closing and prior to such hiring, solicitation, inducement or attempted inducement. Each Seller acknowledges that the purpose of this covenant is to enable the Company and its Subsidiaries to maintain a stable workforce in order to remain in business, and that it would disrupt, damage, impair and interfere with the business of the Company and its Subsidiaries if any Seller were to hire any such employee or to engage in such solicitation.

(n) Change of Corporate Names. Immediately following the Closing Date, the Parties shall take all action necessary to change the names of the Company and each of its Subsidiaries to names that do not include “Southern,” “Covington Credit,” “Quick Credit” or any other name similar to that of Southern Management and its Subsidiaries, including, without limitation, the filing of a certificate of name change in the appropriate Secretary of State offices where Sellers are incorporated. The costs and expenses of such name changes shall be for the account of the party making such change.

(o) Proration/Credit for Prepaid Expenses. At Closing, in addition to the Purchase Price, Sellers shall be paid for all prepaid expenses that have been made by Sellers in the Business that relate to matters after the Effective Time; provided, however, that Buyer shall be required to pay for prepaid expenses only to the extent the benefit of such prepaid expenses has been transferred to Buyer. Sellers and Buyer and shall be paid for any cash matters that need to be prorated between pre-Effective Time and post-Effective Time matters, as applicable, in accordance with the provisions of this Agreement.

(p) American National Insurance Products. With respect to the insurance products sold utilizing American National, premiums charged to customers in the calendar month immediately preceding the Effective Time are reflected in the Accounts being sold hereunder. Accordingly, premiums that are due after the Effective Time, but that relate to loans made in the calendar month immediately preceding the Effective Time, shall be paid by Buyer.

(q) Continental Car Club. With respect to the Continental Car Club memberships, premiums charged to customers in the calendar month immediately preceding the Effective Time are reflected in the Accounts being sold hereunder. Accordingly, premiums that are due after the Effective Time, but that relate to loans made in the calendar month immediately preceding the Effective Time, shall be paid by Buyer.

(r) Debit and Credit Cards. Sellers shall retain any and all debit and credit cards and any assets or liabilities relating to such debit and credit cards.

(s) Sellers Post-Closing Obligations. Sellers agree that immediately after Closing at least $2,500,000 in cash shall be placed in the Company’s general operating account to be used to pay the Retained Liabilities under Section 2(d). Payments from this account shall be approved by Robert R. Dunn, the Company’s CEO, prior to payment in a manner consistent with past practice. Mr. Dunn shall make a decision on any disbursement request within 3 business days. Sellers shall not distribute any remaining funds in this account to any Person, other than those contemplated by Section 2(d), including to holders of claims in the Bankruptcy Cases, until after November 30, 2007.

(t) Insurance Policies and Benefit Documents. Prior to Closing, subject to the provisions of this Agreement that address such matters, Sellers and Buyer shall discuss in good faith how best to handle various agreements, policies and related items previously disclosed in writing to Buyer, in each case concerning employee benefits and other insurance policies other than those currently listed as Excluded Assets. If and to the extent that the Seller and Buyer reach agreement on such matters, the applicable items shall be placed on the appropriate Schedule to this Agreement, and the parties shall work together in good faith to implement such decisions.

(u) Various Communication, Connectivity and Related Matters. Sellers have previously informed Buyer in writing that there are various communication, connectivity and related matters that are not material individually but need to be addressed in connection with the transactions contemplated by this Agreement. Sellers will further investigate these matters between the execution of this Agreement and Closing and will address these matters as appropriate in order to maximize the seamless transition of the Business from Sellers to Buyer in connection with the transactions contemplated by this Agreement.

(v) ABS Ownership. Currently, the limited liability ownership interest of Allied Business Systems, LLC, is owned by Thaxton Group. Sellers and Thaxton Group shall use their best efforts to cause this ownership interest to be transferred to Buyer as of the Closing. For the avoidance of doubt, the transfer of this ownership interest to Buyer is a condition to Buyer’s obligations to consummate the transactions contemplated by this Agreement pursuant to Sections 2(a)(ix) and 10(a)(v) hereof.

(w) Updating of Certain Schedules. At any time prior to Closing, Sellers may notify Buyer of any factual disclosure relating to (i) the addition of Branch Offices required to be disclosed on Schedule 1(a), (ii) the disclosures required to be made on Schedule 2(a)(iv)(A) (Furniture, Furnishings and Equipment), (iii) the disclosures required to be made on Schedule 2(a)(iv)(B) (Owned Automobiles), (iv) the disclosures required to be made on Schedule 5(c) (Litigation), (v) the disclosures required to be made on Schedule 5(f)(i) (Leased Real Property), but only in connection with any disclosure described in clause (i) above, (vi) the disclosures required to be made on Schedule 5(m)(i) (Employees; Certain Senior Employees), but only with respect to the termination or departure of any employees or the hiring of new employees, (vii) the disclosures required to be made on Schedule 5(w) (Employment Matters), but only with respect to the representations made in Section 5(w)(vii), (viii) the disclosures required to be made on Schedule 5(x)(ii) (Workers’ Compensation Claims), (ix) disclosures required to be made on Schedule 7(e)(iv) (Vacation, Sick and Personal Time), and the disclosures required to be made on Schedule 7(e)(viii) (Employee Advances) (each, a “New Disclosure”), and the Schedules shall be deemed to be amended to refer to the applicable New Disclosures; provided, however, that any New Disclosure relating to Schedule 5(c) shall be deemed to amend Schedule 5(c) solely for purposes of the indemnification provisions of Section 11, and not for purposes of the closing condition set forth in Section 10(a)(i). Notwithstanding the foregoing, any New Disclosure (x) must relate solely to an event or development occurring after execution of this Agreement, (y) consist solely of a specific fact or set of facts and (z) may not relate to the disclosure of events, actions or omissions that constitute a breach of any covenants or agreements of any Seller set forth in this Agreement.

9. TAX MATTERS.

(a) Tax Returns. Each Seller will cause to be prepared and timely filed all Tax Returns of Sellers that are due with respect to any Pre-Closing Tax Period or Straddle Period, provided that such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice with respect to such items, unless otherwise required by Law.

(b) Apportionment of Taxes. All Taxes and Tax liabilities with respect to the conduct of the Business and the property (real or personal) of each Seller, including the Acquired Assets, that relate to a taxable year or other taxable period beginning before and ending after the Closing Date will be apportioned, if and as necessary, between the Pre-Closing Tax Period and the Post-Closing Tax Period, on a per diem basis between Pre-Closing and Post-Closing Tax Periods as though the taxable year of the Company terminated at the close of business on the Closing Date. Each Seller will be liable for the payment of all Taxes of each such Company, including those pertaining to the Acquired Assets, that are attributable to any Pre-Closing Tax Period, whether shown on any original return or amended return for the period referred to therein. Buyer will be liable for the payment of all Taxes that are attributable to any Post-Closing Tax Period with respect to the conduct of the Business and the Acquired Assets only.

(c) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on Sellers for all Pre-Closing Tax Periods, Buyer, on the one hand, and Sellers, on the other hand, will cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Tax authorities as to the imposition of Taxes.

(d) Controversies. Buyer will promptly notify the appropriate Seller in writing upon receipt by Buyer or any of its Affiliates of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which such Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Company, at its sole expense, will have the exclusive authority to represent the interests of Sellers and their Affiliates with respect to any Tax Matter before the Internal Revenue Service, any other taxing authority, any other Governmental Authority or any court and will have the sole right to extend or waive the statute of limitations, with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and settling audits; provided, however, that the Company will not enter into any settlement of or otherwise compromise any Tax Matter that materially affects the Tax liability of Buyer or any of its Affiliates, including after the Closing, without the prior written consent of Buyer, which consent will not be unreasonably withheld. The Company will keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter to the extent that such Tax Matter may materially affect the Tax liability of Buyer or any of its Affiliates, including after the Closing.

(e) Allocation of Purchase Price. The Purchase Price, plus the amount of the Assumed Liabilities included in the amount realized on the sale of the Acquired Assets for income Tax purposes, shall be allocated in accordance with Section 1060 of the Code among the assets and any other rights acquired by Buyer hereunder as set forth on Schedule 9(e), which Schedule will be agreed upon in good faith between Buyer and Sellers prior to Closing. The Allocation Schedule shall be adjusted by Buyer for any adjustment to the amount of the Assumed Liabilities included in the amount realized for income Tax purposes. Buyer and Sellers shall report the purchase and sale of the Acquired Assets in accordance with the Allocation Schedule on all relevant income Tax returns, including IRS Form 8594 and any required amendments thereto, and shall not take any position inconsistent with such allocations unless otherwise required by law; provided, however, that Buyer’s Tax basis in the Acquired Assets may exceed the total amount allocated to the Acquired Assets pursuant to the Allocation Schedule to reflect Buyer’s capitalized transaction costs not included in the Purchase Price or the Assumed Liabilities included in the amount realized for Tax purposes, and Sellers’ amount realized may be less than the total amount allocated to the Acquired Assets pursuant to the Allocation Schedule in order to reflect Sellers’ transaction costs.

10. CONDITIONS TO CLOSING.

(a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions. Any condition specified in this Section 10(a) may be waived if consented to by Buyer, provided that no such waiver will be effective against Buyer unless it is set forth in writing signed by Buyer.

(i) Representations, Warranties and Covenants of Sellers. (A) Each of the representations and warranties of Sellers made in this Agreement will be true and correct in all material respects (or, if any specific representation or warranty of Sellers is expressly qualified by concepts of “materiality” or “Material Adverse Effect,” then such representations and warranties will be true and correct as written in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing, subject to the applicable provisions of Section 8(w)); (B) Sellers will have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by Sellers on or before the Closing Date; and (c) Sellers will have delivered to Buyer a certificate of Sellers, dated the Closing Date, confirming the foregoing and the satisfaction of the other conditions contained in Sections 10(a)(ii) (No Injunction), 10(a)(iii) (No Proceedings), 10(a)(iv) (Required Filings), 10(a)(v) (Material Adverse Change), and such other evidence of compliance with its obligations as Buyer may reasonably request.

(ii) No Injunction. There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(iii) No Proceedings. No proceeding challenging this Agreement or the transactions contemplated by this Agreement or seeking to prohibit, alter, prevent, or materially delay the Closing or seeking Damages incident to this Agreement or the transactions contemplated by this Agreement will have been instituted by any Person before any Governmental Authority and be pending.

(iv) Required Filings. All actions by or in respect of, or filings by, Sellers with any Person required to permit the consummation of the Closing will have been taken or made.

(v) Material Adverse Change. No event, occurrence or circumstance shall have occurred or arisen that, individually or when considered together with all other matters, has had or could reasonably be expected to have a Material Adverse Effect.

(vi) Third Party Consents. All material actions, consents or approvals disclosed on any Schedule attached to this Agreement or otherwise required to be obtained in connection with the consummation of the transactions contemplated by this Agreement or by the Transaction Documents shall have been obtained and be in full force and effect, including the entry of the Bankruptcy Order (if such an order is sought by the parties).

(vii) Acquisition Senior Debt Financing. On terms that are acceptable to Buyer in its sole discretion, Buyer will have obtained third party senior debt financing in an amount of not less than $45,000,000 in order to provide sufficient funds to consummate the transactions contemplated by this Agreement (including the payment of any expenses required to be paid by Buyer in connection therewith). Buyer’s raising subordinated debt is not, and cannot be used by Buyer, as a condition to Closing.

(viii) Closing Documents. Sellers shall have delivered to Buyer all of Sellers’ Closing Documents, duly executed by Sellers (as applicable).

(ix) Form 5500s and Related Audit Reports. Sellers shall have provided evidence satisfactory to Buyer that Form 5500s and the related audit reports have been filed, in accordance with applicable law for each of the calendar years from 2002 to 2006, inclusive, with respect to the Company’s 401(k) plan.

(x) Insurance Policy. The Insurance Policy shall have been issued in form and substance satisfactory to Buyer in its sole discretion.

(b) Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with Closing is subject to satisfaction of the following conditions. Any condition specified in this Section 10(b) may be waived if consented to by Sellers, provided that no such waiver will be effective against Sellers unless such waiver is set forth in writing signed by Sellers:

(i) Representations, Warranties and Covenants of Buyer. (A) Each of the representations and warranties of Buyer made in this Agreement will be true and correct in all material respects (or, if any specific representation or warranty of Buyer is expressly qualified by concepts of “materiality” or “Material Adverse Effect” then each of such representations and warranties will be true and correct as written in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); (B) Buyer will have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by Buyer on or before the Closing Date; and (C) Buyer will have delivered to Sellers a certificate, dated the Closing Date, confirming the foregoing and the satisfaction of the other conditions contained in Sections 10(b)(ii) (No Injunction), 10(b)(iii) (No Proceedings), and 10(b)(iv) (Required Filings) and such other evidence of compliance with its obligations as Sellers may reasonably request.

(ii) No Injunction. There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(iii) No Proceedings. No proceeding challenging this Agreement or the transactions contemplated by this Agreement or seeking to prohibit, alter, prevent, or materially delay the Closing or seeking Damages incident to this Agreement or the transactions contemplated by this Agreement will have been instituted by any Person before any Governmental Authority and be pending.

(iv) Required Filings. All actions by or in respect of, or filings by, Buyer with any Person required to permit the consummation of the Closing will have been taken or made.

(v) Third Party Consents. All material actions, consents or approvals disclosed on any Schedule attached to this Agreement or otherwise required to be obtained in connection with the consummation of the transactions contemplated by this Agreement or by the Transaction Documents shall have been obtained and be in full force and effect, including the entry of the Bankruptcy Order (if such an order is sought by the parties).

(vi) Closing Documents. Buyer shall have delivered to Sellers the Purchase Price and all of Buyer’s Closing Documents, duly executed by Buyer (as applicable).

(vii) Insurance Policy. The Insurance Policy shall have been issued in form and substance reasonably satisfactory to Sellers.

11. INDEMNIFICATION.

(a) Buyer’s Indemnification Rights.

(i) Survival. All representations, warranties, covenants and agreements of Sellers contained in this Agreement or in any certificates or other writing delivered pursuant to this Agreement or in connection herewith, including the certificates delivered pursuant to Section 10(a), will survive the Closing for a period of two (2) years; provided, however, that the only, sole and exclusive recourse Buyers may have for any breach of any such representations, warranties, covenants and agreements shall be the Insurance Policy. Notwithstanding the preceding sentence, any representation or warranty in respect of which a claim is asserted will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of, and a specific description of the reasonable basis for, the inaccuracy or breach thereof giving rise to such right of claim has been given to the Insurance Policy Issuer in accordance with the Insurance Policy prior to such time.

(ii) Buyer’s Right to Indemnification. Subject to the terms of the Insurance Policy, including, without limitation, the limitations, exclusions and deductible set forth in the Insurance Policy, Buyers will have the right to receive pursuant to coverage provided by the Insurance Policy any and all Damages arising, directly or indirectly, from or in connection with:

(A) any failure of any representation or warranty made by Sellers in this Agreement or any of the closing certificates delivered pursuant to Section 10(a) of this Agreement to be true and correct as of the Closing (as if made anew at the Closing); and

(B) any breach of any covenant or agreement of Sellers in this Agreement.

The amount of Damages shall be offset by the net amount of (i) any net insurance proceeds (other than from the Insurance Policy) actually received by Buyer from any insurer (as reduced by any related retrospective or prospective increase in premiums and taking into account all costs and expenses reasonably incurred in procuring such proceeds and any Taxes paid or payable as a result of the receipt of such proceeds), and (ii) any net Tax benefit recognized by Buyer arising from the recognition of the Damages (net of all costs and expenses incurred in procuring such Tax benefit).

(iii) Limitations on Buyer’s Right to Indemnity. The Insurance Policy shall be Buyer’s sole and exclusive source of funding for the payment of any indemnification obligations under this Agreement and Buyer shall under no circumstances have any recourse against Sellers or their Affiliates.

(iv) Procedures. The procedures for Buyer seeking indemnification shall be as set forth in the Insurance Policy.

(v) Effect of Investigation. The right to indemnification and all other remedies based on any representation, warranty, covenant or obligation of Sellers contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Buyer or any Seller to consummate the transactions contemplated hereby, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation

(b) Sellers’ Indemnification Rights.

(i) Survival. All representations, warranties, covenants and agreements of Buyer contained in this Agreement or in any certificates or other writing delivered pursuant to this Agreement or in connection herewith, including the certificates delivered pursuant to Section 10(b), will survive the Closing for a period of two (2) years. Notwithstanding the preceding sentence, any representation or warranty in respect of which a claim is asserted will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of, and a specific description of the reasonable basis for, the inaccuracy or breach thereof giving rise to such right of claim has been given to Buyers prior to such time.

(ii) Right to Indemnification. Sellers will have the right to receive from Buyers any and all Damage arising, directly or indirectly, from or in connection with:

(A) any failure of any representation or warranty made by Buyers in this Agreement or any of the closing certificates delivered pursuant to Section 10(b) of this Agreement to be true and correct as of the Closing (as if made anew at the Closing);

(B) any breach of any covenant or agreement of Buyers in this Agreement;

(C) any failure by Buyers to pay, perform or otherwise discharge any of the Assumed Liabilities; or

(D) the ownership of the Acquired Assets or the operation of the Business after the Effective Time.

(iii) Procedures for Sellers Indemnification Claims.

(A) If any Seller who or which is entitled to seek indemnification under Section 11(b) (an “Indemnified Party”) receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is or may be obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party prompt written notice thereof, but in any event not later than 15 days after receipt of such written notice of such Third Party Claim (the “Third Party Claim Notice”). Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. Within 15 days after receipt of the Third Party Claim Notice, the Indemnifying Party shall notify the Indemnified Party in writing that the Indemnifying Party either (A) disputes the right of the Indemnified Party to indemnification under this Section 11(b) with respect to the Third Party Claim or (B) admits the right of the Indemnified Party to indemnification under this Section 11(b) with respect to Damages arising in connection with the Third Party Claim. The failure of the Indemnifying Party to respond to the Indemnified Party within such 15-day period after receipt of a Third Party Claim Notice shall be deemed to constitute a response by the Indemnifying Party that it disputes the right of such Indemnified Party to indemnification under this Section 11(b) with respect to that Third Party Claim.

(B) If the Indemnifying Party admits in writing that the Indemnified Party is entitled to indemnification under this Section 11(b) with respect to a Third Party Claim, then in such event (A) the Indemnifying Party shall diligently defend the Third Party Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld or delayed) and (B) the Indemnifying Party shall not enter into any settlement of the Third Party Claim unless either (x) such settlement is approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld or delayed) or (y) the settlement involves no admission of fault or liability by the Indemnified Party and involves only the remedy of money damages that are paid in full by the Indemnifying Party. The costs and expenses of such defense shall be payable by the Indemnifying Party. If, however, (A) the Indemnifying Party at any time fails to so conduct the defense of the Third Party Claim or (B) the Indemnified Party, (x) determines in good faith that there is a reasonable probability that a proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to full indemnification under this Agreement or (y) upon consultation with counsel has reasonably determined in its good faith judgment that joint representation by counsel for the Indemnified Party and the Indemnifying Party violates or would violate applicable ethical and professional rules, then the Indemnified Party (upon notice to the Indemnifying Party) may participate, together with counsel for the Indemnifying Party, in the defense, compromise or settlement of such Third Party Claims, and the reasonable costs and expenses of such participation shall be payable by the Indemnifying Party. Without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed), the Indemnified Party shall not enter into any settlement of, or make any admission of liability with respect to, any Third Party Claim for which the Indemnifying Party might be required to provide indemnification.

(C) If the Indemnifying Party disputes the right of the Indemnified Party to indemnification under this Section 11(b) with respect to the Third Party Claim described in a Third Party Claim Notice, then in such event (A) the Indemnified Party may defend the Third Party Claim with counsel of its choice, provided, however, that the Indemnified Party (x) shall diligently defend such Third Party Claim and (y) may not enter into a settlement thereof without obtaining approval of the Indemnifying Party (which approval shall not be unreasonably withheld), unless the Indemnified Party will not be seeking indemnification for any amounts paid pursuant to such settlement thereof or for any other consequences and the settlement involves no admission of fault or liability on the part of the Indemnifying Party or imposes any injunctive or other relief other than damages on the Indemnifying Party and (B) the amount of Damages incurred by the Indemnified Party in connection with such Third Party Claim shall be paid by (x) the Indemnified Party if the Indemnified Party succeeds in defending against such Third Party Claim or (y) the Indemnifying Party if the Indemnified Party does not succeed in defending against such Third Party Claim, but only to the extent that such Damages are indemnifiable in accordance with the provisions of this Section 11(b).

(D) Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 20 Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 20 Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(E) A failure to give timely notice or to include any specified information in any notice as provided herein will not affect the rights or obligations of any Party hereunder, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced

12. TERMINATION.

(a) The parties may terminate this Agreement at any time prior to the Closing Date as provided below:

(i) by the mutual written consent of Buyer and Sellers;

(ii) by Sellers or Buyer if the Closing has not taken place on or prior to August 1, 2007; provided, however, that if Buyer and Sellers have not received final approval from the Governmental Authorities (including the Consumer Credit Commissioner of the State of Texas, the South Carolina Board of Financial Institutions, the Georgia Industrial Loan Commissioner, the Tennessee Commissioner of Financial Institutions, the Oklahoma Administrator of Credit and the Alabama Department of Banking) whose approval is required to enable Buyer to consummate the transactions contemplated by this Agreement, then such date may be extended by either Buyer or Sellers to October 1, 2007. Notwithstanding the foregoing, (A) Buyer will be not be entitled to terminate this Agreement pursuant to this Section 12(a)(ii) if Buyer’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement and (B) Sellers will not be entitled to terminate this Agreement pursuant to this Section 12(a)(ii) if Sellers’ breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii) by Sellers, upon written notice to Buyer, if Buyer is in material breach of any representation, warranty, covenant or agreement under this Agreement which is not curable or, if curable, is not cured within 15 days of such notice (and Sellers are not in material breach of any representation, warranty, covenant or agreement under this Agreement);

(iv) by Buyer, upon written notice to Sellers, if Sellers are in material breach of any representation, warranty, covenant or agreement under this Agreement which is not curable or, if curable, is not cured within 30 days of such notice (and Buyer are not in material breach of any representation, warranty, covenant or agreement under this Agreement); or

(v) by either Sellers or Buyer if the Closing has not taken place on or prior to October 1, 2007.

(b) Upon any termination of this Agreement pursuant to this Section 12, this Agreement shall become void and shall have no further effect, and there will be no Liability on the part of any Party except the provisions in Section 13(a), Section 13(c), Section 13(d), Section 13(h) and Section 13(i) will continue to apply following any such termination, provided that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of such Party to have performed its material obligations under this Agreement or (ii) any material misrepresentation made by such Party of any matter set forth in this Agreement. Nothing in this Section 12 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

(c) Notwithstanding anything herein to the contrary, within three Business Days following the termination of this Agreement for any reason other than Buyer’s material breach of its obligations in this Agreement, Sellers will refund to Buyer the Deposit in cash by wire transfer of immediately available funds to an account or accounts designated by Buyer.

13. MISCELLANEOUS.

(a) Expenses and Fees. Except as otherwise herein provided, each party shall pay its own costs and expenses incident to the preparation and negotiation of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and its compliance with all its agreements and conditions contained herein or therein, including all legal and accounting fees and disbursements and all costs of obtaining necessary consents. Buyer shall be responsible for paying the filing fee relating to any filing that may be required under the HSR Act. Notwithstanding the foregoing, Sellers will pay Buyer at Closing (i) $535,000 to reimburse Buyer in connection with premiums, underwriting fees and other expenses related to the Insurance Policy and (ii) $215,000 to reimburse Buyer for a part of the annual bonus obligations assumed by Buyer pursuant to Section 7(e)(iii). If the aggregate amount of such annual bonuses are less than $322,500, then immediately following the payment of such annual bonuses, Buyer will pay Sellers an amount equal to (x) two-thirds of (y) (1) the excess of $322,500 over (2) the aggregate amount of such annual bonuses.

(b) Waiver. No terms or provisions hereof, including the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy, and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective. No assent, express or implied, by either party, or waiver by either party, to or of any breach of any term or provision of this Agreement (including the Schedules) shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

(d) Entire Agreement; Amendment. This Agreement, the Transaction Documents and the Exhibits and Schedules referred to herein contain the entire understanding of the parties with respect to the subject matter contained herein or therein and supersede in their entirety all prior or concurrent oral or written agreements, offers, proposals and understandings between the parties with respect to such subject matter, except for the Confidentiality Agreement dated January 17, 2007, by and between the Company and Palladium Capital Management III, the Confidentiality Agreement dated January 17, 2007, by and between the Company and Parallel Investment Partners, LP and the Confidentiality Agreement, dated January 30, 2007, by and between the Company and Regional Management Corp. (collectively, the “Confidentiality Agreements”), which shall continue to remain in full force and effect. This Agreement may not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the parties.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates without such approval and (ii) designate one or more of its Affiliates to perform its obligations hereunder, in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder. Sellers hereby consent to the pledge and assignment by Buyer of all of its rights under this Agreement to one or more lenders (and their permitted assigns) in connection with any financing or refinancing related to the transactions contemplated by this Agreement.

(f) Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or other electronic transmission.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands or other communications required or permitted by this Agreement: (i) shall be in writing; (ii) shall be deemed to have been given, forwarded, made or delivered: (A) if delivered in person or by overnight courier service, when so delivered, (B) if sent by facsimile transmission, when received, or (C) if sent by registered, certified or express mail, return receipt requested and postage prepaid, on the date of receipt (or on the date of attempted delivery if delivery is refused); and (iii) shall be addressed as follows:

If to Buyer or Guarantor:

c/o Palladium Equity Partners III, L.P.

1270 Avenue of the Americas, 22nd Floor

New York, New York 10020

Fax: (212) 218-5155

Attention: David Perez and Erik A. Scott

And:

c/o Parallel Investment Partners, LP

2100 McKinney St., Suite 1200

Dallas, Texas 75201

Fax: (214) 740-3630

Attention: F. Barron Fletcher, III and

Ellery W. Roberts

With a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Fax: (832) 239-3600

Attention: J. Mark Metts

If to Sellers:

c/o The Finley Group

6100 Fairview Road

Suite 1220

Charlotte, North Carolina 28210

Attn: Robert Dunn

Tel.: (704) 375-7542

Fax: (704) 342-0879

With a Copy to:

Nelson Mullins Riley & Scarborough, LLP

Meridian, Suite 1700

1320 Main Street

Columbia, South Carolina 29201

Attn: Gus M. Dixon

Tel: (803) 255-9491

Fax: (803) 255-5160

Each party may designate by notice in writing a new or additional address to which any notice, request, demand or communication may thereafter be so given, served or sent. Notices, requests, demands and other communications hereunder may be given by the attorney of any party.

(i) Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in Charlotte, North Carolina, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13(h) will be deemed effective service of process on such Party.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The headings in the Schedules are for reference only and shall not affect the interpretation of this Agreement or the Schedules. The Schedules are to be read in their entirety. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement. The disclosure of any item in the Schedules is disclosure of that item for all purposes for which disclosure is required under this Agreement and is disclosure in all appropriate Schedules, provided that the description of an item in a particular Schedule on its face contains information adequate to inform a reader of the applicability of such item to other. Inclusion of any item in the Schedules (i) does not represent a determination by Sellers that such item is material and shall not be deemed to establish a standard of materiality, and (ii) does not represent a determination by Sellers that such item did not arise in the Ordinary Course of Business or is required to be disclosed in response to such item.

(l) Power of Attorney. Sellers appoint Buyer and Buyer’s designee as attorney-in-fact with the power to perform the following:

(i) To endorse Sellers’ name on checks, notes, acceptances, money orders or other forms of payment or security that are payments on the Accounts or constitute a part of the Acquired Assets and that come into Buyer’s possession following Closing;

(ii) To sign Sellers’ name on any document of title relating to the Acquired Assets; and

(iii) To sign Sellers’ name on notices of assignment, assignments, mortgages, financing statements (or releases or satisfactions of the foregoing) relating to the Acquired Assets.

This power, being coupled with an interest, is irrevocable.

(m) Guaranty by Guarantor. Guarantor hereby unconditionally guarantees, as a primary obligor, the obligations of Buyer under this Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLERS:

SOUTHERN MANAGEMENT CORPORATION, a South Carolina corporation

By:	/s/ Robert R. Dunn
Robert R. Dunn
Chief Executive Officer

THAXTON INVESTMENT CORPORATION, a South Carolina corporation

By:	/s/ Robert R. Dunn
Robert R. Dunn
Chief Executive Officer

SOUTHERN FINANCE OF TENNESSEE, INC., a Tennessee corporation

By:	/s/ Robert R. Dunn
Robert R. Dunn
Chief Executive Officer

COVINGTON CREDIT OF TEXAS, INC., a Texas corporation

By:	/s/ Robert R. Dunn
Robert R. Dunn
Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

COVINGTON CREDIT, INC.,
an Oklahoma corporation

By:	/s/ Robert R. Dunn
Robert R. Dunn
Chief Executive Officer

COVINGTON CREDIT OF ALABAMA, INC., an Alabama corporation

By:	/s/ Robert R. Dunn
Robert R. Dunn
Chief Executive Officer

COVINGTON CREDIT OF GEORGIA, INC., a Georgia corporation

By:	/s/ Robert R. Dunn
Robert R. Dunn
Chief Executive Officer

SOUTHERN FINANCE OF SOUTH CAROLINA, INC., a South Carolina corporation

By:	/s/ Robert R. Dunn
Robert R. Dunn
Chief Executive Officer

QUICK CREDIT CORPORATION, a South Carolina corporation

By:	/s/ Robert R. Dunn
Robert R. Dunn
Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

THAXTON GROUP, INC., a South Carolina corporation

By:	/s/ Robert R. Dunn
Robert R. Dunn
Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

BUYER:

SOUTHERN MANAGEMENT ACQUISITION CORP., a Delaware corporation

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Co-President

GUARANTOR:

REGIONAL HOLDINGS I CORP., a Delaware corporation

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Co-President

[Signature Page to Asset Purchase Agreement]